CURTISS-WRIGHT CORPORATION
RETIREMENT PLAN
As Amended and Restated effective January 1, 2010
EIGHTH INSTRUMENT OF AMENDMENT
Recitals:

1.
Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss‑Wright Corporation Retirement Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety effective as of January 1, 2010.

2.
The Plan consists of two separate components: the EMD Component, which applies to eligible employees of Curtiss-Wright Electro-Mechanical Corporation as provided in the EMD appendix to the Plan, and the CWC Component, which applies to other employees eligible to participate in the Plan (the “CWC Component”).

3.	Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the CWC and EMD Components for the following reasons:

a.	To address recent guidance from the Internal Revenue Service regarding the definition of “Spouse” in light of the U.S. Supreme Court decision in United States v. Windsor;

b.	To amend the CWC Component to clarify the timing of the inclusion of bonuses in “Compensation” taken into account under the Plan, and

c.	To amend the CWC Component to provide that payment of pre-retirement death benefits to multiple designated beneficiaries may be made only in the form of a lump sum payment.

4.	Articles 12.01 and 12.02 of the CWC Component permit the Company to amend the CWC Component, by written resolution, at any time and from time to time.

5.	Article 11.02(b) of the CWC Component authorizes the Curtiss-Wright Corporation Administrative Committee to adopt certain CWC Component amendments on behalf of the Company.

6.
Section 18.A of the EMD Component permits the Company, acting by written resolution of its Board of Directors (the “Board”) or a duly authorized delegate of the Board, to amend the EMD Component at any time and from time to time.

7.	Section 12.B.2 of the EMD Component authorizes the Administrative Committee to adopt certain EMD Component amendments on behalf of the Company.

Amendment:
For the reasons set forth in the Recitals to this Instrument of Amendment, the Plan is hereby amended in the following respects:
CWC Component
The CWC Component is amended as follows:
1.    The second paragraph of Article 1.12 (“‘Compensation’”) is amended in its entirety to read as follows:
Compensation shall include only that Compensation which is actually paid to the Participant during the applicable period, provided, however, payments under the Company’s cash based incentive compensation plans and for accrued vacation pay shall be taken into account in the periods to which such payments relate and payments under the Company’s bonus plans for Participants who have terminated Service prior to receipt of such payments shall be taken into account only in the last calendar month of the period to which such payments relate provided that the Participant does not terminate Service prior to the last business day of such calendar month. Except as provided elsewhere in this Plan, the applicable period shall be the Plan Year. Effective January 1, 2009, Compensation shall also include “differential wage payments” pursuant to the Heroes Earnings Assistance and Relief Tax Act of 2008.
The provisions of this item 1 are intended as a clarification of existing Plan provisions and have no specific effective date.

2.	Effective June 26, 2013, Article 1.39 (“‘Spouse’”) is amended in its entirety to read as follows:

1.39
“Spouse” means the individual to whom the Participant is lawfully married (whether of the same or opposite sex), and any former Spouse to the extent provided under a qualified domestic relations order as described in Section 414(p) of the Code (“QDRO”). On and after June 26, 2013, and on and before September 15, 2013, the determination of the legal status of the Participant’s marriage shall be made in accordance with the laws of the jurisdiction in which the Participant maintains his legal residence. Effective September 16, 2013, the determination of the legal status of the Participant’s marriage shall be made in accordance with the laws of the jurisdiction in which the marriage ceremony was performed, regardless of whether the laws of the jurisdiction in which the Participant maintains his legal residence recognize the marriage as valid. No individual, whether of the same or opposite sex, shall be a Participant’s Spouse on account of the fact that such individual has entered into a domestic partnership, civil union or other formal or informal relationship with the Participant that is not denominated as a legal marriage under the laws of a jurisdiction, even if those laws provide similar rights, protections and benefits to persons in those relationships as they do to married persons. In all cases, the marriage must be recognized for purposes of the Code’s provisions applicable to qualified plans pursuant to regulatory guidance issued thereunder. The Administrative Committee may require the Participant and/or Spouse to submit evidence to prove such legal relationship.

3.	Effective January 1, 2014, Article 4.06(c) is amended in its entirety to read as follows:

(c)
Subject to the spousal consent requirements of Article 8.01 of the Plan, the Participant may, by written designation filed with the Administrative Committee, designate one Beneficiary to receive payment under this Article 4 and may rescind or change any such designation. In the event that a Participant has designated more than one Beneficiary to receive payment under this Article 4 and no election described in Article 4.06(b) has been made, payment of the Participant’s Cash Balance Account shall be made in a lump sum to the Beneficiaries in the proportion that the annuity described in Article 4.06(a) would have been paid to such Beneficiaries.

4.	Effective January 1, 2014, Article 8.01 (“Pre-Retirement Death Benefit”) is amended by adding the following paragraph (f) to read as follows:

(f)
Notwithstanding paragraphs (a) and (b) above, in the event that a Participant has designated more than one Beneficiary to receive a pre-retirement death benefit, a lump sum payment of Actuarial Equivalent value shall be paid to the Beneficiaries, without their consent, in lieu of the monthly benefit in the proportion that such monthly benefit would have been paid to such Beneficiaries.

EMD Component
The EMD Component is amended as follows:
Effective June 26, 2013, Section 1.43 (“‘Spouse’”) is amended in its entirety to read as follows:

43.
“Spouse” means the individual to whom the Participant is lawfully married (whether of the same or opposite sex), and any former Spouse to the extent provided under a qualified domestic relations order as described in Section 414(p) of the Code. On and after June 26, 2013, and on and before September 15, 2013, the determination of the legal status of the Participant’s marriage shall be made in accordance with the laws of the jurisdiction in which the Participant maintains his legal residence. Effective September 16, 2013, the determination of the legal status of the Participant’s marriage shall be made in accordance with the laws of the jurisdiction in which the marriage ceremony was performed, regardless of whether the laws of the jurisdiction in which the Participant maintains his legal residence recognize the marriage as valid. No individual, whether of the same or opposite sex, shall be a Participant’s Spouse on account of the fact that such individual has entered into a domestic partnership, civil union or other formal or informal relationship with the Participant that is not denominated as a legal marriage under the laws of a jurisdiction, even if those laws provide similar rights, protections and benefits to persons in those relationships as they do to married persons. In all cases, the marriage must be recognized for purposes of the Code’s provisions applicable to qualified plans pursuant to regulatory guidance issued thereunder. The Administrative Committee may require the Participant and/or Spouse to submit evidence to prove such legal relationship.
Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this amendment has been executed on this ____ day of __________________, 2014.

Curtiss-Wright Corporation
Administrative Committee

By:

Date:

4